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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-____________) pertaining to the 2003 Israeli Stock Option Plan of SigValue, of our reports dated November 30, 2006, with respect to the consolidated financial statements and schedule of Amdocs Limited, Amdocs Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amdocs Limited, included in its Amendment No. 1 to Form 20-F (Annual Report) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
February 14, 2007